Exhibit 5.1

JONES DAY LETTERHEAD

September 18, 2006

International Coal Group, Inc.

300 Corporate Centre Drive

Scott Depot, WV 25560

Re:	Registration Statement on Form S-4 Filed by International Coal Group, Inc. and

the Guarantors (defined below) Relating to the Exchange Offer (defined below)

Ladies and Gentlemen:

We have acted as counsel for International Coal Group, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-4 (the “Registration Statement”), which relates to the proposed issuance and exchange (the “Exchange Offer”) of up to $175,000,000 aggregate principal amount of 10.25% Senior Notes due 2014 of the Company (the “Exchange Notes”) for an equal principal amount of 10.25% Senior Notes due 2014 of the Company outstanding on the date hereof (the “Outstanding Notes”) and the guarantee of the Exchange Notes by the entities listed on Annex A hereto (collectively, the “Covered Guarantors”) and the entities listed on Annex B hereto (collectively, the “Other Guarantors,” and together with the Covered Guarantors, the “Guarantors”). The Outstanding Notes have been, and the Exchange Notes will be, issued pursuant to an Indenture, dated as of June 23, 2006 (the “Indenture”), by and among the Company, the Guarantors and The Bank of New York Trust Company, N.A., as trustee (the “Trustee”). Except as otherwise defined herein, terms used in this letter but not otherwise defined herein are used as defined in the Indenture.

In connection with the opinions expressed herein, we have examined such documents, records and matters of law as we have deemed relevant or necessary for purposes of such opinions. Based on the foregoing, and subject to the further limitations, qualifications and assumptions set forth herein, we are of the opinion that:

1. The Exchange Notes, when they are executed by the Company, authenticated by the Trustee in accordance with the Indenture and delivered in exchange for the Outstanding Notes in accordance with the terms of the Exchange Offer, will be validly issued by the Company and will constitute valid and binding obligations of the Company.

2. The guarantees of the Exchange Notes (the “Exchange Guarantees”) of the Covered Guarantors, when they are executed and delivered in accordance with the terms of the Exchange Offer in exchange for the guarantees of the Outstanding Notes (the “Outstanding Guarantees”) of the Covered Guarantors, will be validly issued by the Covered Guarantors and will constitute valid and binding obligations of the Covered Guarantors.

International Coal Group, Inc.

September 15, 2006

3. The Exchange Guarantees of the Other Guarantors, when they are executed and delivered in accordance with the terms of the Exchange Offer in exchange for the Outstanding Guarantees of the Other Guarantors, will be constitute valid and binding obligations of the Other Guarantors.

The opinions set forth above are subject to the following limitations, qualifications and assumptions:

For purposes of the opinions expressed herein, we have assumed that the Trustee has authorized, executed and delivered the Indenture and that the Indenture is the valid, binding and enforceable obligation of the Trustee.

The opinions expressed herein are limited by bankruptcy, insolvency, reorganization, fraudulent transfer and fraudulent conveyance, voidable preference, moratorium or other similar laws and related regulations and judicial doctrines from time to time in effect relating to or affecting creditors’ rights generally, and by general equitable principles, whether such principles are considered in a proceeding at law or at equity.

The opinions expressed herein are limited to the federal securities laws of the United States of America, the laws of the State of New York, the General Corporation Law of the State of Delaware and the Limited Liability Company Act of the State of Delaware, including the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting such law, in each case as currently in effect and we express no opinion with respect to any other law of the State of Delaware or as to the effect of the laws of any other jurisdiction.

For purposes of our opinions insofar they relate to the Guarantors, we have assumed that the obligations of each of the Guarantors under the Exchange Guarantees are, and would be deemed by a court of competent jurisdiction to be, in furtherance of its corporate purposes, or necessary or convenient to the conduct, promotion or attainment of the business of the respective Guarantor and will benefit the respective Guarantor, directly or indirectly.

In rendering the opinion expressed in paragraph 3 above, we have relied solely upon the opinions of counsel for the Other Guarantors, copies of which have been filed as Exhibit 5.2 and Exhibit 5.3 to the Registration Statement, with respect to matters governed by the laws of the State of Virginia and the laws of the State of West Virginia.

International Coal Group, Inc.

September 15, 2006

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to us under the caption “Legal Matters” in the prospectus constituting a part of such Registration Statement. In giving such consent, we do not hereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Jones Day

Annex A

Covered Guarantors

Name	State

Anker Coal Group, Inc.	Delaware

Anker Group, Inc.	Delaware

CoalQuest Development LLC	Delaware

Hunter Ridge Coal Company (f/k/a Anker Energy Corporation)	Delaware

ICG ADDCAR Systems, LLC	Delaware

ICG Beckley, LLC	Delaware

ICG East Kentucky, LLC	Delaware

ICG Eastern Land, LLC	Delaware

ICG Eastern, LLC	Delaware

ICG Hazard Land, LLC	Delaware

ICG Hazard, LLC	Delaware

ICG Illinois, LLC	Delaware

ICG Knott County, LLC	Delaware

ICG Natural Resources, LLC	Delaware

ICG Tygart Valley, LLC	Delaware

ICG, Inc.	Delaware

ICG, LLC	Delaware

Marine Coal Sales Company	Delaware

Simba Group, Inc.	Delaware

Upshur Property, Inc.	Delaware

Vantrans, Inc.	Delaware

Annex B

Other Guarantors

Name	State

Anker Power Services, Inc.	West Virginia

Bronco Mining Company, Inc.	West Virginia

Hawthorne Coal Company, Inc.	West Virginia

Heather Glen Resources, Inc.	West Virginia

Juliana Mining Company, Inc.	West Virginia

King Knob Coal Co., Inc.	West Virginia

Melrose Coal Company, Inc.	West Virginia

New Allegheny Land Holding Company, Inc.	West Virginia

Patriot Mining Company, Inc.	West Virginia

Vindex Energy Corporation	West Virginia

White Wolf Energy, Inc. (f/k/a Anker Virginia Mining Company, Inc.)	Virginia

Wolf Run Mining Company (f/k/a Anker West Virginia Mining Company, Inc.)	West Virginia